FOR IMMEDIATE RELEASE
---------------------

             WYNN LAS VEGAS, LLC AND WYNN LAS VEGAS CAPITAL CORP.
                             EXTEND EXCHANGE OFFER

LAS VEGAS, NEVADA (June 22, 2005) - Wynn Resorts, Limited (Nasdaq: WYNN) announced today that two of its wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (together, the "Issuers"), have extended their offer to exchange up to $1.3 billion of their outstanding 6-5/8% First Mortgage Notes due 2014 for 6-5/8% First Mortgage Notes due 2014 that have been registered under the Securities Act of 1933, as amended (the "Exchange Offer").

The Exchange Offer, previously scheduled to expire on June 22, 2005 at 5:00 p.m., New York City time, will now expire on June 29, 2005, at 5:00 p.m., New York City time, unless further extended by the Company.

All other terms and conditions of the Exchange Offer will remain in full force and effect. The terms and conditions of the Exchange Offer are set forth in a prospectus dated May 24, 2005. Copies of the prospectus and related letter of transmittal may be obtained from the exchange agent, U.S. Bank National Association, Exchange Agent, 60 Livingston Avenue, St. Paul, Minnesota 55107,
Attention: Specialized Finance Dept. or (800) 934-6802.

The new notes are substantially identical to the notes for which they are being exchanged, except that the new notes will be registered under the Securities Act of 1933, as amended, and, as a result, the transfer restrictions and registration rights provisions applicable to the original notes will not apply to the new notes.

As of 5:00 p.m., New York City time, on June 22, 2005, $1,298,850,000 million in aggregate principal amount of the 6-5/8% First Mortgage Notes due 2014 had been tendered in the Exchange Offer. This amount represents approximately 99.91% of the outstanding 6-5/8% First Mortgage Notes due 2014.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Exchange Offer is being made only pursuant to a prospectus dated May 24, 2005 and the related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

Wynn Resorts, Limited is traded on the Nasdaq stock exchange under the ticker symbol WYNN and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

SOURCE: Wynn Resorts, Limited

Wynn Resorts, Limited, Las Vegas
Samanta Hegedus Stewart, 702-770-7555
investorrelations@wynnresorts.com